[GRAPHIC OMITTED]

                             EMERGISOFT HOLDING, INC.

                              FOR IMMEDIATE RELEASE

               PIERCE INTERNATIONAL DISCOVERY, INC., NOW KNOWN AS
                     EMERGISOFT HOLDING, INC. - NV, ACQUIRES
                    TEXAS-BASED EMERGISOFT HOLDING, INC.- DE

FORT WORTH, TEXAS (May 25, 2001): Pierce International Discovery, Inc., a Nevada corporation now known as Emergisoft Holding, Inc. ("Emergisoft Nevada"), (OTC:
ESHI) announced today that it has completed its acquisition of Emergisoft Holding, Inc., a Delaware corporation ("Emergisoft Delaware"), in a stock-for-stock merger. In the merger, Emergisoft Nevada issued 46,235,085 (in excess of a majority) shares of Emergisoft Nevada common stock to the stockholders of Emergisoft Delaware in exchange for 100% of the equity interests of Emergisoft Delaware. Emergisoft Nevada changed its name to Emergisoft Holding, Inc. in connection with the merger process and 23,364,275 presently outstanding shares of Emergisoft Nevada common stock, owned by a single individual, were canceled, leaving a total of 48,873,818 shares issued and outstanding. Emergisoft Delaware is now a wholly-owned subsidiary of Emergisoft Nevada and the present holders of Emergisoft Delaware own approximately 94.60% of the outstanding equity interests and voting rights of Emergisoft Nevada.

         As part of this transaction, Richard Manley was appointed President, CEO and a director of Emergisoft Nevada. Lionel L. Drage resigned from these positions with the parent company upon Mr. Manley's appointment. Mr. Manley appointed Dan Witte, James L. Williams, Ron Hellstern, Kenna Bridgmon, and Joe Eppes as officers and Dan Witte, Ron Hellstern, Kenna Bridgmon, Ash Huzenlaub, Jason Sear, and Cameron Ware as additional directors. Messrs. Manley, Witte, Williams, Hellstern, Eppes, Ware, Sear and Huzenlaub and Ms. Bridgmon will serve until their respective successors are elected and qualified.

         Richard Manley, Emergisoft Nevada's new President and CEO, made the following comments regarding the effect of the merger on Emergisoft Delaware and its former shareholders, "The merger is expected to provide us with enhanced options for future financing of the existing business of Emergisoft. I think Emergisoft is becoming a public company at the perfect time. Medical and healthcare-related companies have seen their stocks outperform the market. In addition, technology companies who can establish a customer base and lead the market will be rewarded in the future. Emergisoft is at the center of all of these trends."

About Emergisoft Nevada:

         Emergisoft Nevada was organized on April 19, 1989 in the State of Colorado.

         In 1999, Emergisoft Nevada created, and later merged with, a Nevada subsidiary. Emergisoft Nevada is now a Nevada corporation with authorized common stock of 750,000,000 shares. It has been inactive for a number of years.

About Emergisoft Delaware:

         Emergisoft Delaware, based in Arlington, Texas, is the leader in the design and implementation of clinical patient management systems for hospital emergency department automation across the United States. Emergisoft Delaware streamlines patient documentation, protecting against errors and litigation, fulfilling government compliance, optimizing revenue recovery and controlling physicians' and nurses' costs and charges.